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                                                                    EXHIBIT 99.2

                    FOURTH QUARTER 2005 INVESTOR PRESENTATION
    JAMES S. NICHOLSON, VICE PRESIDENT, TREASURER AND CHIEF FINANCIAL OFFICER
                                FEBRUARY 9, 2006

     Thank you, Jim.

     Good morning and welcome to our fourth quarter 2005 conference call. This call is being simultaneously broadcast on the internet and will also be archived for replay starting this afternoon. The replay can be accessed at our web site, www.tecumseh.com.

     Following my normal protocol, I will start our conversation this morning with some brief comments expanding on our press release. Following my comments, we will open the call for your questions.

     I would remind you that my prepared comments this morning, and the answers to your questions, contain forward-looking statements within the meaning of the Securities laws. I refer you to the cautionary statements contained in our press release concerning significant risks and uncertainties involved with forward looking statements that could cause actual results to differ materially from projected results.

     The fourth quarter reflected a continuation of the negative factors that have been adversely affecting results throughout the year. Reported results for the fourth quarter 2005 amounted to a net loss of $55.8 million or $3.02 per share, compared to a net loss of $13.2 million or $0.71 per share in the fourth quarter of 2004. Included in the fourth quarter 2005 reported results were several charges totaling $9.7 million or $0.53 per share. Included in these charges were restructuring and impairment charges of $5.7 million related to actions taken in Europe involving the Engine & Power Train Group, additional impairment charges of $1.5


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million related to a number of previously announced and ongoing restructuring efforts, and an impairment charge of $2.5 million related to the intangible assets of an ancillary business.

     Another item that deserves some elaboration is our tax expense. You may recall from last quarter that the Company provided a valuation allowance against a majority of its deferred tax assets and ceased to record tax benefits related to net operating losses in many of its taxing jurisdictions, including the United States. As a result, periods in the near future will have little tax expense or benefit in relation to pre-tax results. The small expense in the fourth quarter was largely the result of additional valuation allowances recognized.

     Exclusive of restructuring, impairment and other items in 2005 and 2004, overall operating results declined in the fourth quarter, primarily due to results in the Engine & Power Train and Compressor businesses. Corporate expenses and interest costs were also higher in the fourth quarter 2005 versus a year ago. In summary, the fourth quarter and full year results were heavily impacted by higher commodity costs and unfavorable currency movements involving the Brazilian Real. I will address these factors more specifically in my comments regarding each business segment; however, in the aggregate and on a pre-tax basis, we estimate that currency had an approximate impact on year over year profitability for the fourth quarter and full year of $14 million and $41 million, respectively. The cost of commodities was $20 million and $99 million higher for the fourth quarter and full year, respectively, when compared to the comparable 2004 period.

     Consolidated sales for the quarter amounted to $442.2 million, down from last year's fourth quarter sales of $471.9 million. The effects of foreign currency translation increased sales by $13.4 million. Net of the effects of currency translation, sales declined by 9.1% in the fourth


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quarter of 2005 compared to a year ago. The most significant sales declines were experienced in the Compressor and Engine & Power Train segments.

     With that as an overview, I will now break down these results by our respective business segments, starting with the Compressor segment. Excluding the effects of foreign currency translation of $13.5 million, sales declined by $25.2 million or 11.7% for the quarter. The decline in sales was attributable to market weakness in the Europe for compressors used in residential refrigerators and freezers, market weakness in Brazil for compressors used in both residential refrigerators and air conditioners, and declines in India for compressors used in air conditioning as OEM's continue to shift away from reciprocating-style compressors to rotary-style compressors. Volumes for the full year for compressors used in these two categories were also down, but not to the extent experienced in the fourth quarter.

     Compressor segment operating results amounted to a loss of $4.8 million in the quarter versus income of $6.8 million a year ago. This decline reflects the lower volumes, higher commodity costs, and a very unfavorable value of the Brazilian Real. On average, the Brazilian Real was 19% stronger versus the U.S. Dollar over the fourth quarter 2005 compared to 2004. For comparison purposes, the Brazilian Real was approximately 20%, 17% and 10% stronger year over year during the third, second and first quarters, respectively. The Company estimates that the net effect of currency on pretax segment operating results was $10 million and $39 million for the fourth quarter and full year, respectively.

     Our outlook for the Compressor Group in 2006 is based upon an expectation that currency and commodity conditions will not appreciably improve. The strength of the Real and volume trends in South America and Europe are expected to depress earnings in this segment in


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2006. Cost improvement actions and new product introductions will provide benefits in the longer term, but are not expected to outweigh the impact of currency and commodities in 2006.

     Moving to the Electrical Components Group - for the quarter, the Group reported sales of $104.2 million compared to $108.3 million a year ago. The change in sales reflects lower volumes, primarily in the automotive sector, due to lower customer build schedules and our customers' share with their respective OEMs, net of price increases.

     Electrical Components operating income for the quarter was $3.5 million compared to $100,000 a year ago. The improvement in operating results is due to lower amortization of intangibles, price increases, and improved productivity in excess of higher commodity costs and lower volumes. The improvement in results represents the second consecutive quarter of year over year improvement after experiencing difficult conditions in the first half of the year. The improvements are the direct result of concerted margin improvement activities that are onging.

     Looking forward into 2006 for the Electrical Components business, we expect results to continue to improve as the benefits of pricing actions and cost reduction actions continue to affect results. In addition, we expect improved sales in 2006 as new business in the automotive sector begins in the second half of the year.

     Now for the Engine & Power Train Group - Sales in the Engine & Power Train Group were down $17.7 million or 14% compared to prior year's fourth quarter. The decrease was primarily attributable to the previously described loss of business at Sears and lower volumes in Europe. The timing of some 2006 summer season deliveries was also a factor. Snow shipments during the quarter were consistent with the prior year's favorable volumes.


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     The Group's operating results declined by $23.6 million in comparison to the prior year's fourth quarter. The decline was attributable to a number of factors, including lower volumes, higher material and transportation costs, the unfavorable effects of a stronger Real on higher production levels in Brazil, an engine recall, and the recognition of AlixPartners' fees in the quarter totaling $6.3 million.

     Despite the difficult operating results, we continue to make progress in restructuring and consolidating the productive assets of this business. On October 28, 2005, we announced our intent to cease engine assembly at our Corinth, Mississippi location, and on January 6, 2006, we announced the cessation of engine manufacturing operations in our Turin, Italy facility. In addition, the Company experienced some incremental share wins for the upcoming 2006 green season.

     Excluding contingent fees expected to be paid to AlixPartners, the Company expects substantial improvement in Engine & Power Train results in 2006; however, operating profit is still expected to be negative until all of the Company's cost improvement actions are completed.

     Now for the Pump Group - sales increased by $3.8 million or 16% over the prior year. The increase was attributable to higher volumes across most of the business' market categories. Robust demand, partially fueled by weather, good industrial markets, and new product acceptance, were all key to the increases. The sales growth was primarily responsible for the half million dollar or 21% increase in operating profit.

     Now let's cover some other matters of significance. The rapid decline in operating performance throughout the year had resulted in the need to obtain amendments to the financial covenants associated with the Company's Senior Guaranteed Notes and Revolving Credit


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facility; however, with expectations of further deterioration, it became evident that new financing arrangements would be necessary. On February 6, 2006, the Company completed these new financing arrangements, which include both senior and subordinated components. Accordingly, the Company expects to have sufficient capital resources to complete its respective profit improvement plans and once again generate free cash flows.

     In addition, we continue to explore alternatives, including both acquisitions and divestitures, that would improve the overall competitiveness of the Company and enhance our ability to achieve our overall business strategies.

     In conclusion, we are happy to put 2005 behind us. While the outlook for economic conditions, like currency values and commodity costs, is not particularly bright, we believe we continue to take the necessary cost reduction actions and product development steps that will produce more favorable results in the future.

     That concludes my prepared comments for this morning. I will now take your questions.


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